AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON February 10, 1999

                                                  REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              DERMA SCIENCES, INC.
             (Exact name of Registrant as specified in its charter)


         Pennsylvania                                    23-2328753
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

                         214 Carnegie Center, Suite 100
                               Princeton, NJ 08540
                                 (609) 514-4744
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                           Edward J. Quilty, Chairman
                         214 Carnegie Center, Suite 100
                               Princeton, NJ 08540
                                 (609) 514-4744
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                  Copies of all communications and notices to:
                          Raymond C. Hedger, Jr., Esq.
                                 Hedger & Hedger
                        1800 Linglestown Road, Suite 206
                              Harrisburg, PA 17110
                                 (717) 238-1800

           Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                       Proposed maximum offering       Proposed maximum
     Title of each class of           Amount to be          price per share        aggregate offering price   Amount of registration
   securities to be registered         registered                                                                        fee
================================== =================== =========================== ========================= =======================
Common Stock, $.01 par value per
share (1)                                 3,187,506             $0.63(2)                   $2,008,129                  $   558
---------------------------------- ------------------- --------------------------- ------------------------- -----------------------
Common Stock, $.01 par value per
share (3)                                 3,187,506             $0.63(2)                   $2,008,129                  $   558
---------------------------------- ------------------- --------------------------- ------------------------- -----------------------

Totals                                    6,375,012                                        $4,016,258                   $1,116
================================== =================== =========================== ========================= =======================

(1) To be offered and sold by selling shareholders upon conversion of Series B Preferred Stock (the "Series B Preferred Stock") into Common Stock, $.01 par value per share. Pursuant to Rule 416 under the Securities Act, this registration statement also relates to an indeterminate number of additional shares of common stock which may be issuable upon conversion of the Series B Preferred Stock to prevent dilution resulting from stock splits, stock dividends and similar transactions.
(2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low sale price for the common stock as reported by the National Association of Securities Dealers Automated Quotation System-SmallCap Market on February 8, 1999.
(3) To be offered and sold by selling shareholders upon exercise of certain outstanding warrants (the "Warrants"). Pursuant to Rule 416 under the Securities Act, this registration statement also relates to an indeterminate number of additional shares of common stock which may be issuable upon exercise of the Warrants to prevent dilution resulting from stock splits, stock dividends and similar transactions.

           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS
                              DERMA SCIENCES, INC.

                               6,375,012 SHARES OF
                                  COMMON STOCK

                                  ------------

           The shareholders of our Company listed below ("Selling Shareholders") are offering and selling 6,375,012 shares of common stock ("Shares") under this prospectus. We will not receive any part of the proceeds from sales of the Shares.

           The Shares covered by this prospectus are issuable to the Selling Shareholders under the terms of certain convertible preferred stock and warrants to purchase common stock which we sold to the Selling Shareholders in a private transaction. The Selling Shareholders will receive the Shares covered by this prospectus if, and when, they voluntarily convert their preferred stock and exercise their warrants.

           The Selling Shareholders may offer their Shares at prevailing market prices in public transactions on the Nasdaq SmallCap Market, the Boston Stock Exchange or the Pacific Exchange, or in privately negotiated transactions. No period of time has been fixed within which the Shares may be offered or sold.

           Our common stock is quoted on: (1) the Nasdaq SmallCap Market trading under the ticker symbol "DSCI", and (2) the Boston Stock Exchange and the Pacific Exchange trading under the ticker symbol "DMS". On February 8, 1999 the closing bid price for the common stock as reported by Nasdaq SmallCap Market was $0.63.

                                   ----------

           THESE SHARES INVOLVE CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

           NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------


                THE DATE OF THIS PROSPECTUS IS FEBRUARY 10, 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

           We file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549 and you can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, such as our Company, that file electronically with the SEC. Additional information about our Company can also be found at our Web site at http://www.dermasciences.com.

           The SEC allows us to "incorporate by reference" the information from the documents we file with them which means that we can disclose important information to you by referring you to those documents. The information which we incorporate by reference is part of this prospectus. Additional information that we file with the SEC will automatically update previous information. We incorporate the following documents by reference into this prospectus:

        (a) Our Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 (the "Form 10-KSB").

        (b) The Annual Report on Form 10-KSB for the fiscal year ended May 31, 1998 of our subsidiary, Genetic Laboratories Wound Care, Inc.

        (c) Our Company's Quarterly Reports on Forms 10-QSB for the quarters ended March, 31, 1998, June 30, 1998 and September 30, 1998.

        (d) Our Company's Current Reports on Forms 8-K, as amended, filed February 12, 1998, February 19, 1998, April 16, 1998, May 13,
                1998, June 10, 1998, July 9, 1998, July 13, 1998,  September 23,
                1998 and November 13, 1998.

        (e) Our Company's definitive Proxy Statement for the Special Meeting of Shareholders held January 7, 1998.

        (f) Our Company's definitive Proxy Statement for the first Special Meeting of Shareholders held September 9, 1998.

        (g) Our Company's definitive Proxy Statement for the second Special Meeting of Shareholders held September 9, 1998.


        (h)     Our Company's  Registration Statement on Form S-4 filed July 17,
                1998.

        (i) The description of our Company's common stock contained in our Company's Registration Statement on Form 8-A effective May 13, 1994.

        (j) The description of our Company's Series B Convertible Preferred Stock contained in the Proxy Statement referred to in paragraph
                (g) above.

           This prospectus is part of a Registration Statement we filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. The statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete. We qualify any statement by reference to the copy of such contract or document filed as an exhibit to the Registration Statement. If you would like a copy of any document incorporated in this prospectus by reference (other than exhibits unless such exhibits are specifically incorporated by reference in any such document), you can call or write to us at our principal executive offices:
Attention: Stephen T. Wills, Vice President and Chief Financial Officer, at 214 Carnegie Center, Suite 100, Princeton, New Jersey 08540, telephone (609) 514-4744. We will provide this information upon written or oral request and without charge to any person, including a beneficial owner, to whom a copy of this prospectus is delivered.

           All documents filed by our Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all shares of common stock offered hereby have been sold, or which deregisters all shares of common stock then remaining unsold, are considered to be incorporated by reference into this prospectus from the date of filing of such documents. Any statement contained in this prospectus or in a document incorporated in this prospectus by reference will be considered modified or replaced for purposes of this prospectus if the statement is modified or replaced by a statement in a later document which also is incorporated by reference in this prospectus.

           We have not authorized any dealer, salesperson or other individual to give any information or to make any representation not contained or incorporated by reference in this prospectus. If you receive any such information or if any such representations are made to you, you must not rely on such information or representations as having been authorized by our Company. Also, you must not consider that the delivery of this prospectus or any sale made hereunder implies that there has been no change in the affairs of our Company since the date of this prospectus or that the information contained in this prospectus is correct or complete as of any time after the date of this prospectus.

           This prospectus and any supplement to this prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities covered by this prospectus to any person in any jurisdiction in which such offer or solicitation is unlawful.

                               PROSPECTUS SUMMARY

           Because this is a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully before you decide to invest.

                                   THE COMPANY

           We develop, market and sell primarily proprietary sprays, ointments and dressings for the management of certain chronic non-healing skin ulcerations such as pressure, diabetic and venous ulcers, surgical incisions and burns. We sell our products, both through our own direct sales force and through independent distributors, primarily to the geriatric community such as extended care facilities, hospitals and home healthcare agencies. Our products are available throughout the United States and in selected international markets.

           Our subsidiary, Genetic Laboratories Wound Care, Inc. ("Genetic Labs"), markets and sells proprietary wound care products such as sterile pressure sensitive adhesive wound closure strips, specialty pressure sensitive adhesive fasteners and tubular net dressings. Genetic Labs sells its products, both through our direct sales force and through its own distributors, to hospitals, clinics and extended care facilities within and outside the United States.

           Our subsidiary, Sunshine Products, Inc. ("Sunshine"), manufactures, markets and sells general purpose and specialized skincare products such as body washes, shampoos, an incontinent wash, a moisture barrier ointment, skin moisturizers and lotions, over-the-counter hand washes and sanitizers and a hard surface disinfectant. Sunshine sells its products, both through our direct sales force and through its own distributors, to hospitals, nursing homes and other institutional facilities. Sunshine also manufactures private label cosmetic, skincare and specialty products to customer specifications.

           Our executive offices are located at 214 Carnegie Center, Suite 100, Princeton, New Jersey and our telephone number is (609) 515-4744.

                                  THE OFFERING

           Securities Offered. This prospectus relates to the offer and sale of up to 6,375,012 shares of our common stock (the "Shares") by certain Selling Shareholders. The Shares are issuable to the Selling Shareholders as follows:
(i) 3,187,506 of the Shares are issuable to the Selling Shareholders upon conversion of the series B preferred stock ("Preferred Stock") into common stock; and (ii) 3,187,506 of the Shares are issuable to the Selling Shareholders upon exercise of warrants to purchase common stock at $1.35 per share ("Warrants"). See "Selling Shareholders."

           Securities Outstanding. We have the following securities outstanding:

           Common stock  (1)................................... 6,261,200 shares
           Series A convertible preferred stock (2) ........... 1,750,000 shares
           Series B convertible preferred stock (3) ........... 3,333,340 shares
           Warrants to purchase common stock (4)............... 2,250,000
           Warrants to purchase common stock (5)............... 3,333,340
           Warrants to purchase common stock (6)...............    50,000
           Options to purchase common stock (7)................ 2,408,828

(1)   Common Stock, $.01 par value per share, authorized:  15,000,000 shares.
(2) Series A convertible preferred stock, $.01 par value per share, authorized: 1,750,000 shares. Each share of series A convertible preferred stock is convertible into common stock, on a one for one basis, at the option of the holder.
(3) Series B convertible preferred stock, $.01 par value per share, authorized: 3,333,340 shares. Each share of series B convertible preferred stock is convertible into common stock, on a one for one basis, at the option of the holder.
(4) Each warrant entitles its holder to purchase one share of common stock, at a price of $.90 per share, at any time prior to November 15, 2001.
(5) Each warrant entitles its holder to purchase one share of common stock, at a price of $1.35 per share, at any time prior to June 15, 2002.
(6) Each warrant entitles its holder to purchase one share of common stock, at a price of $1.00 per share, at any time prior to August 2, 2001.
(7) These options entitle holders to purchase a total 2,408,828 shares of common stock at prices ranging from $0.36 to $2.50 per share. These options vest at varying rates and expire at various dates during the period February 16, 2000 through February 1, 2009.

           Use of Proceeds. We will not receive any proceeds from the sale of the common stock sold by the Selling Shareholders.

           Risk Factors. See "Risk Factors" for a discussion of certain risks that you should consider when determining whether to invest in our Company.

                                  RISK FACTORS

           THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK AND YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. REFERENCES IN THIS PROSPECTUS TO "WE" AND "OUR" INCLUDE, AS THE CONTEXT REQUIRES, DERMA SCIENCES, INC. AND/OR OUR SUBSIDIARIES, GENETIC LABORATORIES WOUND CARE, INC. AND SUNSHINE PRODUCTS, INC. CONSIDER CAREFULLY THESE RISK FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS.

           SOME OF THE INFORMATION IN THIS PROSPECTUS MAY CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND IS SUBJECT TO THE SAFE HARBOR CREATED BY THAT SECTION. YOU CAN IDENTIFY SUCH STATEMENTS BY NOTING THE USE OF FORWARD-LOOKING TERMS SUCH AS "BELIEVES," "EXPECTS," "PLANS," "ESTIMATES" AND OTHER SIMILAR WORDS. CERTAIN RISKS, UNCERTAINTIES OR ASSUMPTIONS THAT ARE DIFFICULT TO PREDICT MAY AFFECT SUCH STATEMENTS. THE FOLLOWING RISK FACTORS AND OTHER CAUTIONARY STATEMENTS COULD CAUSE OUR ACTUAL OPERATING RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENT. WE CAUTION YOU TO KEEP IN MIND THE FOLLOWING RISK FACTORS AND OTHER CAUTIONARY STATEMENTS AND TO REFRAIN FROM PLACING UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS.

Depressive and Dilutive Effect of Outstanding Derivative Securities
-------------------------------------------------------------------
           Approximately 13,125,508 shares of our common stock are issuable upon the conversion or exercise of outstanding derivative securities such as convertible preferred stock, warrants and options. The price paid for our convertible preferred stock ranges from $0.80 to $1.20 per share and the exercise price of our options and warrants ranges from $0.36 to $2.50 per share. The shares of common stock issuable upon conversion or exercise of derivative securities are substantial compared to the 6,261,200 shares of common stock currently outstanding. This may hinder the common stock from trading at levels in excess of the conversion or exercise prices of our derivative securities.

           At any time our common stock trades at prices in excess of the price paid for our convertible preferred stock or in excess of the exercise price of our warrants and options, it is possible that the owners of the subject preferred stock, warrants and options would exercise their conversion or purchase privileges. If this occurs, the number of shares of our outstanding common stock could increase dramatically. This increase could, in turn, dilute future earnings per share, if any, and have a depressive effect on the market value of our common stock.

           Currently, common stock issuable upon exercise or conversion of derivative securities plus common stock outstanding exceed our authorized common stock by 4,386,708 shares. Upon the occasion of our annual meeting of shareholders to be held May 5, 1999, we intend to amend our corporate charter to increase our authorized common stock to the amount necessary to satisfy potential conversion and exercise of our derivative securities.

           Our authorized common stock is 15,000,000 shares of which 8,738,800 remain unissued. We believe that our unissued shares will be sufficient to satisfy any conversion or exercise of our derivative securities pending authorization of additional common stock. See "The Offering - Securities Outstanding" for a description of our outstanding common stock and derivative securities.

Uncertainty Concerning Continued Nasdaq SmallCap Market Listing
---------------------------------------------------------------
           Our common stock is listed, and trades almost exclusively, on the Nasdaq SmallCap Market. The Nasdaq SmallCap Market requires, among other conditions, that listed companies maintain a minimum bid price per share of at least $1.00. Our common stock does not currently meet this requirement. Prior to delisting our common stock, the Nasdaq Stock Market will give us the opportunity to bring our stock price into compliance or propose a plan for achieving compliance. However, we can not offer assurance that our common stock will continue to be listed on the Nasdaq SmallCap Market.

           If our common stock is delisted from the Nasdaq SmallCap Market, we would seek to qualify our common stock for trading on the OTC Bulletin Board. Although OTC Bulletin Board trades are reported on a "real time" basis, the OTC Bulletin Board listing standards are less demanding than those of the Nasdaq SmallCap Market. For this reason, OTC Bulletin Board companies tend to be newer, smaller and less well capitalized than companies listed on the Nasdaq SmallCap Market. As a result of these factors, investors may consider that OTC Bulletin Board companies represent a greater investment risk than those listed on the Nasdaq SmallCap Market.

Lack of Historical Profitability; Recent Losses; Accumulated Deficit
--------------------------------------------------------------------
           We earned income of $88,728 in 1994 and $75,347 in 1995. However, we incurred losses of $1,436,265 in 1996 and $2,416,244 in 1997. For the nine months ending September 30, 1998, we incurred a loss of $1,534,642 (unaudited) and had an accumulated deficit of $5,061,700 (unaudited). Although we have taken significant measures to increase sales revenues and profit margins, we cannot offer you any assurance that these measures will be successful or that our Company will return to profitability.

Volatility of Securities Prices
-------------------------------
           Historically, the market price of our common stock has been volatile. Events that may affect our stock price include: (1) quarter to quarter variations in our operating results, (2) changes in earnings estimates by securities analysts, (3) changes in interest rates or other general economic conditions, (4) changes in market conditions in the wound care industry, and
(5) the introduction of new products either by us or by our competitors.

           Although all publicly traded securities are subject to price and volume fluctuations, it is likely that our common stock will experience these fluctuations to a greater degree than the securities of more established, and better capitalized, organizations.

Lack of Dividends
-----------------
           We have not previously, and will not in the near future, pay any dividends on our common stock. We plan to use our earnings, if any, to develop and expand our business.

Government Regulation
---------------------
           Our products are regulated by government agencies in the United States and foreign countries. In the United States, the agency with primary responsibility for regulating our products is the Food and Drug Administration ("FDA"). The FDA regulates among other things: (i) the content of our products,
(ii) the treatment indications on our product labels, (iii) the claims in our product literature and advertising, and (iv) the manufacture of our products.

           The FDA and other government agencies may in the future issue new regulations, or issue new interpretations of existing regulations, which affect the manufacture, marketing and sale of our products. Our operations may also be affected if congress passes new legislation or if courts issue new rulings with respect to existing legislation. We can offer no assurances that we will not be adversely affected by new, or newly interpreted, regulatory requirements.

Healthcare Reimbursement
------------------------
           Our sales partly depend on the ability of the users of our products to obtain reimbursement for the cost of our products from government health administration agencies and health insurance companies. These organizations continuously seek to reduce healthcare costs. These cost reduction efforts may adversely affect both the eligibility of our products for reimbursement and the rate of such reimbursement. We cannot assure you that our products will continue to eligible for reimbursement in the future or that the rate of reimbursement will not be reduced.

Patents and Proprietary Technology
----------------------------------
           We own patents, both in the United States and abroad, for our Dermagran Spray, Dermagran Ointment, Dermagran II Moisturizing Spray and Dermagran II Ointment. We rely upon the protection afforded by our patents and trade secrets to protect the technology we develop or license. Our success may depend upon our ability to protect our intellectual property. However, the enforcement of intellectual property rights can be both expensive and time consuming. Therefore, we may not be able to devote the resources necessary to prevent infringement of our intellectual property. Also, our competitors may develop or acquire substantially similar technologies without infringing our patents or trade secrets. For these reasons, we can not be certain that our patents and proprietary technology will provide us with a competitive advantage.

Dependence on Third Party Manufacturers
---------------------------------------
           We and our Genetic Labs subsidiary do not manufacture our products and do not intend to do so in the future. We believe that there are several available manufacturers for each of our products. However, if a current manufacturer were unable or unwilling to continue to manufacture our products, distribution and sales of the affected products would be delayed for an indefinite period.

Technological Change and Competition
------------------------------------
           We operate in an industry where technological developments occur at a rapid pace. We compete with a large number of established companies and institutions many of whom have more capital, larger staffs and greater expertise than our company. Our competitors may develop technologies and products that are more effective than any that we currently have. If this occurs, our products and technology could become obsolete.

Attraction and Retention of Key Personnel
-----------------------------------------
           Our success depends on our ability to attract and retain skilled managerial, marketing and sales personnel. We face competition for such personnel from other companies and institutions in our industry. Our Company is smaller and we have fewer resources than many of our competitors. Therefore, we may have difficulty successfully competing for the personnel required to achieve future success.

Product Liability; Insurance
----------------------------
           We sell pharmaceutical products and are exposed to the risk of lawsuits claiming alleged injury caused by our products. Although we carry product liability insurance, this insurance may not be adequate to reimburse us for all damages which we could suffer as a result of successful product liability claims. We are not aware of any pending product liability claims against us. However, a successful product liability suit could materially adversely affect our business.

Control by Existing Shareholders
--------------------------------
           Following this offering, our current shareholders will continue to have the ability to elect all of our directors and determine shareholder actions.

Matters Relating to Year 2000
-----------------------------
           We have reviewed our exposure to damages that could result if our internal computer systems do not correctly recognize date information when the year changes to 2000 ("Y2K"). We have also contacted suppliers of our products to determine whether our suppliers are Y2K compliant. Based upon our investigations, we believe that the likelihood of a material adverse impact upon our operations or financial position due to Y2K problems with our internal systems or our suppliers' systems is remote.


                                 USE OF PROCEEDS

           All of the net proceeds from the sale of the Shares will go to the Selling Shareholders who offer and sell their Shares. Accordingly, we will not receive any proceeds from the sale of the Shares.


                              SELLING SHAREHOLDERS

           We have agreed with the Selling Shareholders to register the following Shares: (i) Shares to be issued to the Selling Shareholders upon conversion of the Preferred Stock, and (ii) Shares to be issued to the Selling Shareholders upon exercise of the Warrants. We also agreed to use our best efforts to keep the registration statement effective until the earlier of July 8, 1999 or until the Shares may be publicly sold in accordance with SEC rules. Our registration of the Shares does not necessarily mean that the Selling Shareholders will sell all or any of the Shares.

           The following table presents certain information regarding the Selling Shareholders' ownership of our common stock. We determine each Selling Shareholder's pre-offering ownership by assuming that all warrants held by such Selling Shareholder have been exercised and all shares of convertible preferred stock held by such Selling Shareholder have been converted into common stock. We determine each Selling Shareholder's post-offering ownership by assuming that all of the Shares offered hereby are sold. Except as noted, no Selling Shareholder has had any position, office or other material relationship with our Company, or any of its affiliates, during the past three years other than as an owner of our securities:

                                                                                                                    PERCENTAGE OF
                                                                                                   SHARES TO BE   OUTSTANDING SHARES
                                                                 SHARES             SHARES          OWNED AFTER    TO BE OWNED AFTER
      NAME                                                 BENEFICIALLY OWNED   OFFERED HEREBY        OFFERING         OFFERING

Steven Elms (1).........................................         45,000              20,000             25,000              (*)
Kristin L. Enghauser (1)................................         17,500               5,000             12,500              (*)
Edmond S. Farber........................................         27,778              27,778                  0             0.0%
Galen Employees Fund III, L.P. (2)......................         22,252              16,566              5,686              (*)
Galen Partners III, L.P. (2)............................      5,144,912           3,783,918          1,360,994            17.9%
Galen Partners International, III, L.P. (2).............        499,506             366,186            133,320             2.1%
David Golden (1)........................................         41,668              16,668             25,000              (*)
Hambrecht & Quist California (3)........................      2,241,668           1,016,668          1,225,000            16.4%
Vivek Jain (4)..........................................        104,168              41,668             62,500             1.0%
Ronald M. Lazar.........................................         27,778              27,778                  0             0.0%
Timothy McInnerney......................................         83,334              83,334                  0             0.0%
Anthony Polak...........................................         27,778              27,778                  0             0.0%
Dennis J. Purcell (1)...................................        175,000              50,000            125,000             2.0%
RL Capital Partners L.P.................................         41,668              41,668                  0             0.0%
Redwood Asset Management................................      1,198,334             833,334            365,000             5.6%
John Rumsey.............................................         16,668              16,668                  0             0.0%
                                                            ------------        ------------       ------------

           Total Shares.................................      9,715,012           6,375,012          3,340,000

(1)    This Selling Shareholder is employed by Hambrecht & Quist LLC. See note (3).
(2) Srini Conjeevaram, a director of our Company, is a general partner of Galen Associates. Galen Associates is the managing partner of Galen Employee Fund III, L.P., Galen Partners III, L.P. and Galen Partners International III, L.P.
(3) Hambrecht & Quist LLC, an affiliate of Hambrecht & Quist California, provides investment banking services to our Company.
(4) Vivek Jain is employed by Hambrecht & Quist LLC and is the executive primarily responsible for servicing our Company's Hambrecht & Quist account.
(*)    Less than one percent.


                              PLAN OF DISTRIBUTION

           The Selling Shareholders may offer and sell the Shares in several different ways, including: (i) in public transactions on the Nasdaq SmallCap Market, the Boston Stock Exchange or the Pacific Exchange at prevailing market prices, (ii) in private transactions at prevailing market prices or negotiated prices, or (iii) in any combination of the above transactions.

           The Selling Shareholders may pledge their Shares as collateral for margin accounts and the pledged Shares could be resold under the terms of the accounts. Selling Shareholders may also engage in short sales, puts, calls and other transactions with respect to the Shares and may sell and deliver Shares in connection with these transactions. There are no restrictions upon either the Selling Shareholders, their pledgees or transferees as to the number of Shares which may be sold at any one time. Therefore, it is possible that a large number of Shares could be offered or sold at the same time. If this occurs, it may have a depressive effect on the market price of our common stock.

           The Selling Shareholders may use broker-dealers to offer and sell their Shares. Broker-dealers effecting transactions in the Shares will either receive commissions from the Selling Shareholders or from purchasers for whom they act as agents. The Selling Shareholders and any persons who participate in the sale of the Shares may be considered "underwriters" within the meaning of
Section 2(11) of the Securities Act. Any commissions or other compensation paid to any such persons may be considered "underwriting compensation" under the Securities Act.

           Offers and sales of the Shares by the Selling Shareholders must be accompanied by a copy of this prospectus. The Shares may be sold in certain states only through registered or licensed brokers or dealers. Also, in certain states the Shares may not be sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available.


                                  LEGAL MATTERS

           For the purposes of this offering, Hedger & Hedger, 1800 Linglestown Road, Suite 206, Harrisburg, Pennsylvania, 17110, is giving its opinion on the validity of the shares and certain legal matters pertaining to our Company.


                                     EXPERTS

           Our financial statements are incorporated in this prospectus by reference from our Annual Report on Form 10-KSB for the year ended December 31, 1997. The financial statements of our Genetic Labs subsidiary are incorporated in this prospectus by reference from the Annual Report on Form 10-KSB of Genetic Laboratories Wound Care, Inc. for the fiscal year ended May 31, 1998. The financial statements of our Sunshine subsidiary are incorporated in this prospectus by reference from our Current Report on Form 8-K filed with the SEC on November 13, 1998 and amended January 12, 1999. Our financial statements and those of our Sunshine subsidiary have been audited by Ernst & Young LLP, independent auditors, and have been incorporated by reference in this prospectus in reliance on the report of Ernst & Young LLP given on their authority as experts in accounting and auditing. The financial statements of our Genetic Labs subsidiary have been audited by McGladrey & Pullen, LLP, independent auditors, and have been incorporated by reference in this prospectus in reliance on the report of McGladrey & Pullen, LLP given on their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

           The following table sets forth expenses (estimated except for the registration fee) in connection with the Offering described in the Registration
Statement:

           SEC registration fee ...........................        $  1,116
           Accounting fees and expenses ...................           5,000
           Legal fees and expenses ........................          15,000
           Printing expenses ..............................           2,500
           Miscellaneous ..................................           1,000
                                                                   ---------

               Total ......................................         $24,616


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988 empower the Company, and the bylaws of the Company provide that it shall have the power, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or in the case of actions undertaken other than in his official capacity, not opposed to, the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the Company, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.

ITEM 16.  EXHIBITS.

           Exhibit Number        Description
           --------------        -----------
           5 ..............      Opinion of Hedger & Hedger regarding the
                                 legality of the securities being registered
           23.1 ...........      Consent of Ernst & Young LLP
           23.2............      Consent of McGladrey & Pullen, LLP
           23.3 ...........      Consent of Hedger & Hedger (included in its
                                 opinion filed as Exhibit 5)
           24 .............      Powers of Attorney (included in signature page
                                 forming a part hereof)


ITEM 17.  UNDERTAKINGS.

           The undersigned Registrant hereby undertakes:

           (l) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (4) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on the 10th day of February, 1999.

                                         DERMA SCIENCES, INC.



                                   By:    /s/
                                        -----------------------------------
                                        Edward J. Quilty, Chairman of the Board


                                POWER OF ATTORNEY

           Know all men by these presents, that each person whose signature appears below constitutes and appoints Edward J. Quilty as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

   SIGNATURE                CAPACITY IN WHICH SIGNED                    DATE


/s/                       Chairman of the Board and Director   February 10, 1999
---------------------       (Principal Executive Officer)
Edward J. Quilty

/s/                           Vice President and Chief         February 10, 1999
---------------------       Financial Officer (Principal
Stephen T. Wills, CPA, MST    Financial and Accounting
                                     Officer)

/s/                                 Director                   February 10, 1999
---------------------
Laurence F. Lane

/s/                                 Director                   February 10, 1999
---------------------
Srini Conjeevaram

/s/                                 Director                   February 10, 1999
---------------------
Timothy J. Patrick

/s/                                 Director                   February 10, 1999
---------------------
Arthur A. Beisang

/s/                                 Director                   February 10, 1999
---------------------
John T. Borthwick